                                                 PURSUANT TO RULE NO. 424(b)(3)
                                                 REGISTRATION NO. 333-19923

PROSPECTUS SUPPLEMENT NO. 8
(TO THE PROSPECTUS DATED MAY 30, 1997)

                        11,000,000 PREFERRED SECURITIES
                         HOST MARRIOTT FINANCIAL TRUST
           6-3/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                       (CONVERTIBLE QUIPSSM* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
FULLY AND UNCONDITIONALLY GUARANTEED BY, AND CONVERTIBLE INTO COMMON STOCK OF,
                           HOST MARRIOTT CORPORATION

                               ---------------

  This Prospectus Supplement No. 8 supplements and amends the Prospectus dated May 30, 1997, as supplemented by the Prospectus Supplement dated July 18, 1997, the Prospectus Supplement No. 2 dated August 1, 1997, the Prospectus Supplement No. 3 dated August 21, 1997, the Prospectus Supplement No. 4 dated September 12, 1997 and the Prospectus Supplement No. 5 dated October 21, 1997, the Prospectus Supplement No. 6 dated December 3, 1997 and the Prospectus Supplement No. 7 dated January 8, 1998 (the "Prospectus") relating to (i) the 6-3/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Host Marriott Financial Trust, a statutory business trust formed under the laws of the State of Delaware and (ii) the shares of common stock of Host Marriott Corporation, a Delaware corporation (the "Company"), par value $1 per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

  The table on pages 73 through 76 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended) (the "Selling Holder Table"), is hereby amended so that the following line items read as follows:

Baptist Hospital of Miami....................................   4,665    12,537
Boston Museum of Fine Art....................................   1,960     5,267
Engineers Joint Pension Fd...................................   7,370    19,807
Nicholas-Applegate Income & Growth Fund......................  52,725   141,703
San Diego Cnty, Convertible..................................  61,460   165,179
San Diego City Retirement....................................  19,485    52,367
Wake Forest University.......................................  11,530    30,988
Any other Holder of Convertible Preferred Securities or
Future Transferee from
any such Holder.............................................. 747,300 2,008,443

  The following line item is deleted from the Selling Holder Table:

Dunham & Assoc. Conv. Fd II..................................   1,600     4,300

  Additionally, the following new line items are added to the Selling Holder
Table:

Bancroft Convertible Fund, Inc................................   10,000  26,876
Bostik Inc....................................................    1,000   2,687
Dunham & Assoc. Conv. Fd III..................................      550   1,478
Ellsworth Convertible Growth and Income Fund, Inc.............   10,000  26,876
Equi-Select Series Trust - Total Return Portfolio.............    6,100  16,394
First Delta Securities........................................    5,000  13,438
Forum Capital Markets, LP.....................................   15,000  40,314
Merrill Lynch, Pierce, Fenner & Smith Incorporated............  322,060 865,568
MFS Total Return Portfolio: PT Variable Insurance Series Trust
 ..............................................................      160     430
Travelers Total Return Series Trust...........................   11,000  29,563

  The Prospectus, together with this Prospectus Supplement No. 8, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

                               ---------------

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                               ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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*QUIPS is a servicemark of Goldman, Sachs & Co.

                               ---------------

            The date of this Prospectus Supplement is March 2, 1998